UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 28, 2016

(Date of earliest event reported)

INTERNATIONAL TOWER HILL MINES LTD.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation)	001-33638 (Commission File Number)	N/A (IRS Employer Identification No.)

1177 W. Hastings Street, Suite 2300 Vancouver, British Columbia, Canada (Address of principal executive offices)	V6E 2K3 (Zip Code)

Registrant’s telephone number, including area code:   (604) 683-6332

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2016, International Tower Hill Mines Ltd. (the “Company”) closed its previously announced non-brokered private placement of 45,833,334 common shares of the Company at a price of USD 0.48 per share, for aggregate gross proceeds of approximately USD 22 million. The offering was taken up by certain of the Company’s current institutional shareholders.

Concurrently with the closing of the private placement, the Company entered into an Investor Rights Agreement (the “Agreement”) with Paulson & Co. Inc. (“Paulson”) pursuant to which Paulson has the right to designate (i) one member to the Company’s Board of Directors effective upon closing of the private placement, and (ii) two nominees for election to the Board at the Company’s annual general meetings of shareholders so long as Paulson owns 20% or more of the Company’s outstanding common shares. In addition, so long as Paulson owns 10% or more of the Company’s outstanding common shares, Paulson will have the right to designate one nominee for election to the Board of Directors at the Company’s annual general meetings of shareholders.

The Agreement also provides that the Company may not take certain action without the approval of the Board and Paulson’s designees to the Board, including without limitation:

•	incurring indebtedness or liens;

•	entering into an agreement for the sale or other disposition of the Company or any transaction that would result in a change of control of the Company;

•	acquiring assets or entities for a purchase price of USD 250,000 or more;

•	entering into any joint venture involving the Livengood Gold Project;

•	entering into related party transactions with a value in excess of USD 250,000;

•	amending the articles or notice of articles of the Company;

•	changing the size of the Board from eight directors following the 2017 Annual General Meeting;

•	approving the Company’s annual budget or incurring any expenditure that would result in the Company exceeding the annual budget by more than 5%;

•	appointing, changing or removing senior officers of the Company;

•	making decisions relating to the payment of dividends, repurchasing securities of the Company, dissolving or liquidating the Company, issuing securities of the Company’s affiliates, or creating new subsidiaries

So long as Paulson owns at least 10% of the Company’s outstanding common shares, Paulson will have the right to participate in future equity offerings by the Company in order to maintain its proportional ownership of the Company’s securities. The Agreement also grants customary registration rights to Paulson.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the full text of the Agreement, a copy of which is filed herewith as Exhibit 4.1 and incorporated into this Item 1.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on December 28, 2016, Marcelo Kim joined the Company’s Board of Directors as Chairman. Paulson designated Mr. Kim pursuant to its rights under the Agreement. Mr. Kim is a Partner at Paulson, where he oversees global natural resource investments, and because of such relationship, Mr. Kim may be deemed to have an indirect interest in Paulson’s acquisition of the Company’s common shares pursuant to the private placement.

Mr. Kim is expected to join each of the Compensation Committee and Corporate Governance & Nominating Committee of the Board of Directors. Mr. Kim will not receive any salary or other compensation for his service on the Board, other than customary reimbursement of costs incurred in attending Board meetings.

Steve Lang, who has served as the Chairman of the Board since January 2014, has been appointed as the lead independent director of the Board.

Item 7.01. Regulation FD Disclosure.

On December 28, 2016, the Company issued a press release regarding the closing of the non-brokered private placement. A copy of the press release is furnished with this report as Exhibit 99.1.

The information furnished under this Item 7.01, including the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01. Exhibits.

Exhibit	Description
4.1	Investor Rights Agreement, dated December 28, 2016, between the Company and Paulson & Co. Inc.

99.1	Press Release of the Company, dated December 28, 2016, regarding the non-brokered private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TOWER HILL MINES LTD.

DATE: January 4, 2017	By:	/s/ Thomas Irwin
Thomas Irwin
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
4.1	Investor Rights Agreement, dated December 28, 2016, between the Company and Paulson & Co. Inc.

99.1	Press Release of the Company, dated December 28, 2016, regarding the non-brokered private placement.